Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-136168 and No. 333-157356) pertaining to the 2002 Stock Incentive Plan and the Amended and Restated 2006 Incentive Award Plan of WNS (Holdings) Limited of our reports, each dated May 15, 2009, with respect to the consolidated financial statements of WNS (Holdings) Limited and the effectiveness of internal control over financial reporting of WNS (Holdings) Limited included in its Annual Report on Form 20-F for the year ended March 31, 2009.
Ernst & Young
Mumbai, India
May 29, 2009